Exhibit 2.2

DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of             , 2017, by and between Atlas Resources Public #18-2009(B) L.P., a Delaware limited partnership (“Atlas LP”), and Atlas Resources LLC, a Pennsylvania limited liability company (“Titan”).

RECITALS

WHEREAS, Titan holds all of the general partnership interests (the “GP Interests”) in Atlas LP, and Titan and certain other investors (the “LP Investors”) hold all the limited partnership interests (“LP Interests”) in Atlas LP;

WHEREAS, Atlas LP formed DGOC Series 18(B), L.P., a Delaware limited partnership (“DGOC LP”), in which Titan holds all the GP Interests and Atlas LP holds all the LP Interests;

WHEREAS, Atlas LP desires to distribute all of its LP Interests in DGOC LP (the “DGOC LP Interests”) in kind to Titan and the LP Investors pro rata in accordance with each party’s respective ownership share of the LP Interests of Atlas LP, with the result being that (i) Titan and the LP Investors each hold a portion of the DGOC LP Interests, which together make up all the DGOC LP Interests and (ii) Titan continues to hold all the GP Interests in DGOC LP;

WHEREAS, pursuant to the Distribution (as defined below), Titan, in its capacity as managing general partner of DGOC LP, desires to consent to the admission of both Titan and the LP Investors as limited partners of DGOC LP; and

WHEREAS, the parties agree that for income tax purposes the formation of DGOC LP and the distribution of interests therein constitutes a tax-free partnership division under Section 708(b)(2)(B) of the Internal Revenue Code of 1986, as amended.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.     Atlas LP hereby distributes all of Atlas LP’s right, title and interest in the DGOC LP Interests to Titan and the LP Investors as set forth on Exhibit A in the amount set forth opposite each party’s name on Exhibit A (the “Distribution”).

2.     Pursuant to the Distribution, Titan, in its capacity as managing general partner of DGOC LP, hereby consents to the admission of both Titan and the LP Investors as limited partners of DGOC LP.

3.     The effective time of such distribution shall be on             , 2017.

4.     This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written above.

ATLAS RESOURCES PUBLIC #18-2009(B) L.P.

By: Atlas Resources, LLC, a Pennsylvania limited liability company, as managing general partner

By:
Name:
Title:

ATLAS RESOURCES, LLC

By:
Name:
Title:

Exhibit A

(See Attached)